UMB Financial Corporation

News Release

1010 Grand Boulevard Kansas City, MO 64106 816/860-7000 umb.com //FOR IMMEDIATE RELEASE// Contact: Mandie Nelson, 816.860.5088

UMB Financial Board Declares Third Quarter Dividends and Appoints New Board Member

Kansas City, Mo. (October 23, 2007) – UMB Financial Corporation (NASDAQ: UMBF), a multi-bank holding company, declared two actions during the company’s Third Quarter Board meeting.

The company announced its quarterly cash dividend of 15 cents per share, payable on January 2, 2008 to shareholders of record at the close of business on December 11, 2007. This represents a 7.1 percent increase, and the sixth dividend increase since October, 2003 with a total quarterly dividend increase of 50 percent.

The board also appointed KC Gallagher, President and CEO of Gallagher Industries, as the newest Director of UMB Financial Corporation. Mr. Gallagher also serves on the Boards of UMB Bank of Colorado, the University of Denver, and Graland Country Day School. He has recently completed terms on the Boards of the Business School, University of Colorado at Denver, Denver Zoological Foundation, the Denver Botanic Gardens, Social Venture Partners, the Judith Ann Griese Foundation, The Charter Fund, Parent Pathways (Human Services, Inc.) and the Denver Metropolitan Chamber of Commerce as well as membership in the Colorado Forum. He is currently a member of the Rocky Mountain Chapter of Young President’s Organization and Colorado Concern.

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 136 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisc., single-purpose companies that deal with brokerage services and insurance and a registered investment advisor that manages the company’s proprietary mutual funds.

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